EXHIBIT 10.6

AMENDED AND RESTATED ADVISORY AGREEMENT

between

TRILINC ADVISORS, LLC,

and

TRILINC GLOBAL IMPACT FUND, LLC

February 25, 2014

Article 10 EXPENSES	10

10.01 General	10

10.02 Reimbursement to Advisor	11

10.03 Organization and Offering Expenses	11

10.04 Operating Expenses	11

10.05 Limitation on Fees and Expenses	11

Article 11 OTHER SERVICES	11

Article 12 RELATIONSHIP OF ADVISOR AND COMPANY; OTHER ACTIVITIES AND OBLIGATIONS OF THE ADVISOR	11

12.01 Relationship	11

12.02 Time Commitment	12

12.03 Investment Opportunities and Allocation	12

12.04 Representations of the Advisor	12

Article 13 THE TRILINC NAME	12

Article 14 TERM AND TERMINATION OF THE AGREEMENT	12

14.01 Term	12

14.02 Termination by Either Party	12

14.03 Termination by the Company	13

14.04 Termination by the Advisor	13

14.05 Payments on Termination and Survival of Certain Rights and Obligations	13

Article 15 ASSIGNMENT	13

Article 16 INDEMNIFICATION AND LIMITATION OF LIABILITY	14

16.01 Indemnification by the Company	14

16.02 Indemnification by the Advisor	14

16.03 Advisor’s Liability	14

ii

Article 17 MISCELLANEOUS	15

17.01 Notices	15

17.02 Modification	16

17.03 Severability	16

17.04 Construction	16

17.05 Entire Agreement	16

17.06 Waiver	16

17.07 Gender	16

17.08 Titles Not to Affect Interpretation	16

17.09 Counterparts	16

iii

AMENDED AND RESTATED ADVISORY AGREEMENT

This Amended and Restated Advisory Agreement, dated as of February 25, 2014, is between TriLinc Advisors, LLC, a Delaware limited liability company, and TriLinc Global Impact Fund, LLC, a Delaware limited liability company (the “Agreement”).

W I T N E S S E T H

WHEREAS, the Company (as hereinafter defined) desires to avail itself of the knowledge, experience, sources of information, advice, assistance and certain facilities available to the Advisor (hereinafter defined) and to have the Advisor undertake the duties and responsibilities hereinafter set forth herein on the terms set forth in this Agreement;

WHEREAS, the Advisor is willing to undertake to render such services on the terms and conditions hereinafter set forth; and

WHEREAS, the Company and the Advisor wish to amend and restate the Advisory Agreement, dated as of February 25, 2013, as amended on October 30, 2013, among the parties hereto in order to renew the arrangements for an additional year and as otherwise set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

The following defined terms used in this Amended and Restated Advisory Agreement shall have the meanings specified below:

“Acquisition Expenses” has the meaning set forth in the Operating Agreement.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et. seq., as the same may be amended from time to time. All references herein to sections of the Act shall include any corresponding provisions of succeeding law.

“Advisor” means (i) TriLinc Advisors, LLC, a Delaware limited liability company, or (ii) any successor advisor to the Company.

“Affiliate” has the meaning set forth in the Operating Agreement. For the purposes of this Agreement, the Advisor shall not be deemed to be an Affiliate of the Company, and vice versa.

“Board of Managers” means the Board of Managers of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Company” means TriLinc Global Impact Fund, LLC, a Delaware limited liability company.

“Front End Fees” has the meaning set forth in the Operating Agreement.

“GAAP” is defined in Article 6.

“Gross Assets” is defined in Section 9.01.

“Gross Proceeds” has the meaning set forth in the Operating Agreement.

“Independent Manager” has the meaning set forth in the Operating Agreement.

“Investment in Company Assets” means the amount of capital contributions actually paid or allocated to the origination or purchase of assets by the Company (including working capital reserves allocable thereto, except that working capital reserves in excess of 3% shall not be included) and other cash payments such as interest and taxes, but excluding Front End Fees.

“Manager” means a member of the Board of Managers of the Company.

“Dealer Manager” means SC Distributors, LLC, a Delaware limited liability company, or such other entity selected by the Board of Managers to act as the managing dealer for the Offering.

“Members” means the holders of record of Units.

“Offering” means a public offering of Units pursuant to any Prospectus.

“Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, as amended from time to time.

“Organization and Offering Expenses” has the meaning set forth in the Operating Agreement.

“Net Assets” means the (a) cumulative proceeds generated from sales of the Company’s Units, including proceeds from the Distribution Reinvestment Plan, net of Front End Fees and (b) reduced for (i) Distributions paid to the Company’s Members that represent return of capital and (ii) amounts paid for unit repurchases pursuant to the unit repurchase program.

“Person” means an individual, corporation, partnership, estate, trust, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity.

“Preferred Return” is defined in Section 9.02.

“Pre-incentive Fee Net Investment Income” means interest income, dividend income and any other income accrued during the calendar quarter, minus the Company’s operating expenses for the quarter, including the asset management fee and operating expenses reimbursed to the Advisor. Pre-incentive fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

“Prospectus” means the Company’s final prospectus for any public offering within the meaning of Section 2(10) of the Securities Act of 1933, as amended.

“Securities” means any class or series of units of or interests in the Company, including units, preferred units, special units and any other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing.

“Sub-Advisor” means any Person or entity that has been engaged by the Advisor, a subsidiary of the Advisor, the Company, and/or a subsidiary of the Company to source, evaluate and monitor investments of the Company, or any subsidiary of the Company, or perform other duties of the Advisor pursuant to this Agreement and has entered into a sub-advisory agreement with the Advisor, a subsidiary of the Advisor, the Company, and/or a subsidiary of the Company.

“Units” means units of limited liability company interest in the Company.

“Termination Date” means the date of termination of this Agreement.

“TriLinc” means TriLinc Global, LLC and its Affiliates.

ARTICLE 2

APPOINTMENT

The Company hereby appoints the Advisor to serve as its advisor on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.

ARTICLE 3

DUTIES OF THE ADVISOR

The Advisor is responsible for managing, operating, directing and supervising the operations and administration of the Company and its assets, and for overseeing the performance of the Sub-Advisors, to the fullest extent allowed by law. The Advisor shall, either directly or by engaging an Affiliate, the Dealer Manager, the Sub-Advisors or another third party, perform the following duties:

3.01 Offering Services. The Advisor shall manage and supervise:

(i) Development of the product offering, including the determination of the specific terms of the Securities to be offered by the Company, preparation of all offering and related documents, and obtaining all required regulatory approvals of such documents;

(ii) Along with the Dealer Manager, approval of the participating broker dealers and negotiation of the related selling agreements;

(iii) Coordination of the due diligence process relating to participating broker dealers and their review of any Prospectus and other Offering and Company documents;

(iv) Preparation and approval of all marketing materials contemplated to be used by the Dealer Manager or others in the Offering of the Company’s Securities;

(v) Along with the Dealer Manager, negotiation and coordination with the transfer agent for the receipt, collection, processing and acceptance of subscription agreements, commissions, and other administrative support functions;

(vi) Creation and implementation of various technology and electronic communications related to the Offering of the Company’s Securities; and

(vii) All other services related to organization of the Company or the Offering, whether performed and incurred by the Advisor or its Affiliates.

3.02 Acquisition Services. The Advisor shall (or shall retain other Persons to):

(i) Serve as the Company’s investment and financial advisor and provide relevant market research and economic and statistical data in connection with the assets of the Company, investment objectives and policies;

(ii) Subject to the investment objectives and policies of the Company: (a) locate, analyze and select potential investments; (b) structure and negotiate the terms and conditions of transactions pursuant to which investments will be made; (c) acquire, originate and dispose of assets and other investments on behalf of the Company (including through joint ventures); (d) arrange for financing and refinancing and make other changes in the asset or capital structure of investments in the assets and other investments of the Company; (e) select joint venture partners and structure corresponding agreements; and (f) enter into agreements for investments of the Company;

(iii) Provide global macro-economic forecasting, including in-depth analyses of developing economic regions and specific countries, global trends and currency movements;

(iv) Provide in-depth asset class analysis, including liquidity, risk and return attributes as part of initial and ongoing asset allocation;

(v) Find, due diligence and select Sub-Advisors who will be responsible for:

(a)	sourcing, underwriting, presenting and executing appropriate investments consistent with the Company’s investment policies and objectives;

(b)	managing the Company’s relationship with borrowers and other investment counterparts; and

(c)	managing investment documentation and monitoring investment compliance with all relevant covenants, representations and warranties;

(vi) Originate, underwrite and analyze potential investment opportunities consistent with the Company’s investment policies and objectives and with the Company’s investment guidelines and restrictions as described in the Prospectus or as otherwise provided to the Advisor;

(vii) Structure and negotiate the terms and conditions of the Company’s investments;

(viii) Make investments on the Company’s behalf based on the underwriting guidelines approved by the Board of Managers and in compliance with the Company’s investment objectives and policies and with the Company’s investment guidelines and restrictions as described in the Prospectus or as otherwise provided to the Advisor;

(ix) Perform borrower level and market specific due diligence on prospective investments and create due diligence reports summarizing the results of such work; and

(x) Consult with the Company’s officers and the Board of Managers and provide assistance with the evaluation and approval of potential investment dispositions and sales, including reports to the Board of Managers regarding the foregoing.

3.03 Asset Management Services. The Advisor shall (or shall retain other Persons to):

(i) Investigate, select, and, on behalf of the Company, engage and conduct business with such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers and insurance agents and any and all Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services;

(ii) Monitor applicable markets and obtain reports (which may be prepared by the Advisor or its Affiliates) where appropriate, concerning the value of investments of the Company;

(iii) Monitor and evaluate the performance of investments of the Company;

(iv) Provide daily management services to the Company and perform and supervise the various management and operational functions related to the Company’s investments;

(v) Supervise, monitor and evaluate the performance of Sub-Advisors and individual investments in accordance with the Company’s investment policies and objectives;

(vi) Coordinate and manage relationships between the Company and any joint venture partners;

(vii) Provide portfolio management functions;

(viii) Oversee, monitor and asset manage in-place portfolio assets in each of the regions in which the Sub-Advisors operate;

(ix) Evaluate the Company’s investments to ensure such investments meet the Company’s impact objectives and regularly monitor and report on the economic, social and/or environmental impact of the Company’s investments;

(x) Enforce rights and recourse of the Company granted pursuant to investment documents where appropriate;

(xi) Supervise, monitor and evaluate the performance of investments and collateral assets;

(xii) Evaluate the Company’s investments to ensure such investments meet the Company’s environmental, social and governance (ESG) criteria and regularly monitor and report on the ESG practices; and

(xiii) Pursue transaction modifications.

3.04 Accounting and Other Administrative Services. The Advisor shall (or shall retain other Persons to):

(i) Manage and perform the various administrative functions necessary for the management of the day-to-day operations of the Company;

(ii) From time-to-time, or at any time reasonably requested by the Managers, make reports to the Managers on the Advisor’s performance of services to the Company under this Agreement;

(iii) Coordinate with the Company’s independent accountants and auditors to prepare and deliver to the Company’s audit committee an annual report covering the Advisor’s compliance with certain material aspects of this Agreement;

(iv) Provide or arrange for administrative services and items, legal and other services, office space, office furnishings, personnel and other overhead items necessary and incidental to the Company’s business and operations;

(v) Provide financial and operational planning services;

(vi) Maintain accounting data and any other information concerning the activities of the Company as shall be needed to prepare and file all periodic financial reports and returns required to be filed by the Company with the Securities and Exchange Commission and any other regulatory agency, including annual financial statements;

(vii) Maintain all appropriate books and records of the Company;

(viii) Oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;

(ix) Supervise the performance of such ministerial and administrative functions as may be necessary in connection with the daily operations of the Company;

(x) Provide the Company with all necessary cash management services;

(xi) Manage and coordinate with the transfer agent regarding the distribution process and payments to Members;

(xii) Consult with the officers and Managers of the Company and assist in evaluating and obtaining adequate insurance coverage based upon risk management determinations;

(xiii) Assist in the administration of distribution reinvestment plans, transfers, redemptions, and all exception requests;

(xiv) Provide the officers and Managers with timely updates related to the overall regulatory environment affecting the Company, as well as managing compliance with such matters, including but not limited to compliance with the Sarbanes-Oxley Act of 2002;

(xv) Consult with the officers and the Board of Managers relating to the corporate governance structure and appropriate policies and procedures related thereto; and

(xvi) Oversee all reporting, record keeping, internal controls and similar matters in a manner to allow the Company to comply with applicable law including the Sarbanes-Oxley Act.

3.05 Member Services. The Advisor shall (or shall retain other Persons to):

(i) Manage communications with the Members, including answering phone calls, preparing and sending written and electronic reports, providing recommendations for marketing materials and other communications;

(ii) Assist in public relations activities relating to the Company including, but not limited to, the development and administration of press releases, media relations, media coverage and by-lined articles and the development of websites to provide access for investors to financial reporting, financial advisor access to sales materials, and general information relating to the Company, such as government filings and informational presentations; and

(iii) Establish technology infrastructure to assist in providing Member support and service.

3.06 Financing Services. The Advisor shall (or shall retain other Persons to):

(i) Identify and evaluate potential financing and refinancing sources, engaging a third-party broker if necessary;

(ii) Negotiate terms, arrange and execute financing agreements;

(iii) Manage relationships between the Company and its lenders; and

(iv) Monitor and oversee the service of the Company’s debt facilities and other financings.

3.07 Disposition Services. The Advisor shall (or shall retain other Persons to):

(i) Consult with the Board of Managers and provide assistance with the evaluation and approval of potential asset dispositions, sales or other liquidity events and reinvestment of returned capital; and

(ii) Structure and negotiate the terms and conditions of transactions pursuant to which investments may be sold.

3.08 Other Services. The Advisor shall perform any other services reasonably requested by the Company.

3.09 Sub-Advisors. The Advisor shall be responsible, either directly or through its Affiliates, for overseeing any Sub-Advisors it retains, either directly or through its Affiliates, and for paying all fees and other compensation of such Sub-Advisors.

ARTICLE 4

AUTHORITY OF ADVISOR

4.01 General. All rights and powers to manage and control the day-to-day business and affairs of the Company shall be vested in the Advisor to the fullest extent allowed by law. The Advisor shall have the power to delegate all or any part of its rights and powers to manage and control the business and affairs of the Company to such officers, employees, Affiliates, agents and representatives of the Advisor or the Company or third parties, including the Sub-Advisors and the Dealer Manager, as it may from time to time deem appropriate. Any authority delegated by the Advisor to any other Person shall be subject to applicable law and the limitations on the rights and powers of the Advisor specifically set forth in this Agreement or the Operating Agreement.

4.02 Powers of the Advisor. Subject to the express limitations set forth in this Agreement, and to the right of the Advisor to delegate its responsibilities pursuant to Section 4.01, the power to direct the management, operation and policies of the Company shall to the fullest extent allowed by law be vested in the Advisor, which shall have the power by itself and shall be authorized and empowered on behalf and in the name of the Company to carry out any and all of the objectives and purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that it may in its sole discretion deem necessary, advisable or incidental thereto to perform its obligations under this Agreement.

4.03 Approval by the Managers. Notwithstanding the foregoing, the Advisor may not take any action on behalf of the Company without the prior approval of the Board of Managers or duly authorized committees thereof if the Operating Agreement or the Act require the prior approval of the Board of Managers. The prior approval of the Conflicts Committee of the Board of Managers shall be required for each transaction between the Company and the Advisor or its Affiliates.

4.04 Fiduciary Obligation. The Advisor has a fiduciary responsibility to the Company and to the Members.

ARTICLE 5

BANK ACCOUNTS

The Advisor will maintain one or more bank accounts in the name of the Company and will collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company. Notwithstanding the foregoing, no funds shall be commingled with the funds of the Advisor.

ARTICLE 6

RECORDS AND FINANCIAL STATEMENTS

The Advisor, in the conduct of its responsibilities to the Company, shall maintain adequate and separate books and records for the Company’s operations in accordance with United States generally accepted accounting principles (“GAAP”), which shall be supported by sufficient documentation to ascertain that such books and records are properly and accurately recorded. Such books and records shall be the property of the Company and shall be available for inspection by the Board of Managers and by counsel, auditors and other authorized agents of the Company, at any time or from time to time during normal business hours. Such books and records shall include all information necessary to calculate and audit the fees or reimbursements paid under this Agreement. The Advisor shall utilize procedures to attempt to ensure such control over accounting and financial transactions as is reasonably required to protect the Company’s assets from theft, error or fraudulent activity. All financial statements that the Advisor delivers to the Company shall be prepared on an accrual basis in accordance with GAAP, except for special financial reports which by their nature require a deviation from GAAP. The Advisor shall maintain necessary liaison with the Company’s independent accountants and shall provide such accountants with such reports and other information as the Company shall request.

ARTICLE 7

LIMITATION ON ACTIVITIES

Notwithstanding any provision in this Agreement to the contrary, the Advisor shall not take any action which, in its sole judgment made in good faith, would (i) jeopardize the Company’s status as a “partnership” for federal income tax purposes or would result in the Company being classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code or any rules, regulations or safe-harbor guidelines promulgated thereunder, (ii) subject the Company to regulation under the Investment Company Act of 1940, as amended, (iii) violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or its Securities, or (iv) violate the Operating Agreement. In the event an action would violate any of (i) through (iv) of the preceding sentence but such action has been ordered by the Board of Managers acting on behalf of the Company, the Advisor shall notify the Board of Managers of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board of Managers. In such event the Advisor shall, to the fullest extent allowed by law, have no liability for acting in accordance with the specific instructions of the Board of Managers so given. Notwithstanding the foregoing, none of the Advisor, its Affiliates, the Sub-Advisors and none of their managers, directors, officers, employees and equityholders, shall be liable to the Company, the Board of Managers or the Members for any act or omission by such Persons or individuals, except as provided in this Agreement. THE PARTIES HERETO INTEND THAT THE LIMITATION OF LIABILITY SET FORTH IN THIS SECTION BE CONSTRUED AND APPLIED AS WRITTEN NOTWITHSTANDING ANY RULE OF CONSTRUCTION TO THE CONTRARY. WITHOUT LIMITING THE FOREGOING, THE LIMITATION OF LIABILITY SHALL, TO THE FULLEST EXTENT ALLOWED BY LAW, APPLY NOTWITHSTANDING ANY STATE’S “EXPRESS NEGLIGENCE RULE” OR SIMILAR RULE THAT WOULD DENY COVERAGE BASED ON A PERSON’S SOLE, CONCURRENT OR CONTRIBUTORY ACTIVE OR PASSIVE NEGLIGENCE, GROSS NEGLIGENCE OR STRICT LIABILITY. IT IS THE INTENT OF THE PARTIES THAT, TO THE EXTENT PROVIDED IN THIS SECTION, THE LIMITATION OF LIABILITY SET FORTH HEREIN SHALL, TO THE FULLEST EXTENT ALLOWED BY LAW, APPLY TO A PERSON’S SOLE, CONCURRENT OR CONTRIBUTORY ACTIVE OR PASSIVE NEGLIGENCE, GROSS NEGLIGENCE OR STRICT LIABILITY. THE PARTIES AGREE THAT THIS PROVISION IS “CONSPICUOUS” FOR PURPOSES OF ALL STATE LAWS.

ARTICLE 8

RELATIONSHIP WITH MANAGERS AND OFFICERS

Managers, directors, officers and employees of the Advisor or any direct or indirect Affiliate of the Advisor may serve as Managers, and as officers of the Company, except that no manager, director, officer or employee of the Advisor or any of its Affiliates who also is a Manager or officer of the Company shall receive any compensation from the Company for serving as a Manager or officer other than reasonable reimbursement for travel and related expenses incurred in attending meetings of the Board of Managers.

ARTICLE 9

FEES

9.01 Asset Management Fees. The Company shall pay the Advisor in cash, as compensation for services including those described in Article 3, an asset management fee in accordance with this Section 9.01, as well as reimburse the Advisor for all expenses incurred by the Advisor in connection with such services as required by Article 10. The asset management fee shall be calculated quarterly at an annual rate of 2.00% of the Company’s Gross Assets and shall be payable quarterly in arrears within 45 days after the end of each of the first three calendar quarters of each fiscal year (or partial calendar quarter), and within 60 days after the end of the final calendar quarter of each fiscal year (or partial calendar quarter), during the term of this Agreement. For purposes of calculating the asset management fee, the term “Gross Assets” means the total net fair value of the Company’s assets at the end of the quarter, other than intangibles and after the deduction of associated allowances and reserves, as determined by the Advisor in its sole discretion. Asset management fees for any partial quarter will be appropriately prorated.

9.02 Subordinated Incentive Fee on Income. The Company shall pay the Advisor in cash, as compensation for services including those described in Article 3, a subordinated incentive fee on income in accordance with this Section 9.02, as well as to reimburse the Advisor for all expenses incurred by the Advisor in connection with such services as required by Article 10. The subordinated incentive fee on income is calculated quarterly in arrears based upon Pre-incentive Fee Net Investment Income for the immediately preceding quarter, and shall be subordinated to a preferred return on Net Assets at the end of the immediately preceding quarter equal to 1.50% per quarter (an annualized rate of 6.00%). No subordinated incentive fee on income shall be payable in any calendar quarter in which Pre-incentive Fee Net Investment Income does not exceed the preferred quarterly return of 1.50% (the “Preferred Return”), on Net Assets at the end of the immediately preceding quarter. For any calendar quarter in which pre-incentive fee net investment income is greater than the Preferred Return, but less than 1.875% (the “Hurdle”), the subordinated incentive fee on income shall equal the amount of Pre-incentive Fee Net Investment Income in excess of the Preferred Return. For any calendar quarter in which the Pre-incentive Fee Net Investment Income exceeds the Hurdle at the end of the immediately preceding quarter, the subordinated incentive fee on income shall equal 20% of Pre-incentive Fee Net Investment Income. The subordinated incentive fee on income shall be payable quarterly in arrears within 45 days after the end of each of the first three calendar quarters of each fiscal year (or partial calendar quarter), and within 60 days after the end of the final calendar quarter of each fiscal year (or partial calendar quarter), during the term of this Agreement.

9.03 Incentive Fee on Capital Gains. The Company shall pay the Advisor in cash, as compensation for services including those described in Article 3, an incentive fee on capital gains in accordance with this Section 9.03, as well as to reimburse the Advisor for all expenses incurred by the Advisor in connection with such services as required by Article 10. An incentive fee on capital gains earned on the Company’s investments shall be determined in arrears as of the end of each calendar year (or upon termination of this Agreement) and shall equal 20% of the Company’s incentive fee capital gains, which will equal the Company’s realized capital gains on a cumulative basis from inception, calculated as of the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gains incentive fees. The incentive fee on capital gains shall be payable annually in arrears within 60 days after the end of each calendar year (or partial calendar year) during the term of this Agreement.

ARTICLE 10

EXPENSES

10.01 General. In addition to the compensation paid to the Advisor pursuant to Article 9 hereof, the Company shall pay directly or reimburse the Advisor for all of the expenses paid or incurred by the Advisor or Affiliates in connection with the services provided to the Company pursuant to this Agreement, including, but not limited to:

(i) Acquisition Expenses incurred in connection with the selection and acquisition of assets including such expenses incurred related to assets pursued or considered but not ultimately acquired by the Company;

(ii) the actual out-of-pocket cost of goods and services used by the Company and obtained from entities not Affiliated with the Advisor, including brokerage fees paid in connection with the purchase and sale of assets;

(iii) taxes and assessments on income or Assets and taxes as an expense of doing business and any other taxes otherwise imposed on the Company and its business or income;

(iv) out-of-pocket costs associated with insurance required in connection with the business of the Company or by its officers and the Managers;

(v) all out-of-pocket expenses in connection with meetings of the Board of Managers and Members;

(vi) personnel and related employment direct costs incurred by the Advisor or Affiliates (a) in performing the services described in Section 3.04 and in providing professional services for the Company in-house, including legal services, tax services, internal audit services, technology-related services and services in connection with compliance with the Sarbanes-Oxley Act of 2002, or (b) as otherwise approved by Independent Managers, including but not limited to salary, benefits, burdens and overhead of all employees directly involved in the performance of such services, plus all out-of-pocket costs incurred;

(vii) out-of-pocket expenses of maintaining communications with Members, including the cost of preparation, printing, and mailing annual reports and other Member reports, proxy statements and other reports required by governmental entities;

(viii) audit, accounting and legal fees, and other fees for professional services relating to the operations of the Company and all such fees incurred at the request, or on behalf of, the Independent Managers or any committee of the Board of Managers;

(ix) out-of-pocket costs for the Company to comply with all applicable laws, regulation and ordinances;

(x) all other out-of-pocket costs incurred by the Advisor in performing its duties hereunder; and

(xi) all other out-of-pocket costs necessary for the operation of the Company and its assets.

The Company shall also reimburse the Advisor or Affiliates of the Advisor for all expenses incurred on behalf of the Company prior to the execution of this Agreement. Notwithstanding anything to the contrary herein, the Company shall not reimburse the Advisor for (i) rent or depreciation, capital equipment or other costs of its own administrative items, (ii) salaries, fringe benefits, travel expenses and other administrative items incurred or allocated to any controlling person of the Advisor or (iii) the salaries and benefits paid to the Company’s named executive officers. For purposes of this Section 10.01, “controlling person” means persons with responsibilities similar to those of an executive, or a member of the Board of Managers, or any person who holds more than 10% of the Advisor’s equity securities or who has the power to control the Advisor.

10.02 Reimbursement to Advisor. Expenses incurred by the Advisor on behalf of the Company and payable pursuant to this Section 10 shall be reimbursed to the Advisor within 10 days after the Advisor provides the Company with an invoice and/or supporting documentation relating to such reimbursement.

10.03 Organization and Offering Expenses. The Company shall reimburse the Advisor and its Affiliates for Organization and Offering Expenses it may incur on the Company’s behalf but only to the extent that the reimbursement would not cause the selling commissions, the Dealer Manager fees and the other Organization and Offering Expenses borne by the Company to exceed 15.0% of Gross Proceeds of each Offering as of the date of the reimbursement. The total amount of all Organization and Offering Expenses shall be reasonable and shall be included in Front End Fees for purposes of the limit on such Front End Fees set forth in Section 10.05.

10.04 Operating Expenses. The Company shall reimburse the expenses incurred by the Advisor or its Affiliates in connection with providing administrative and other operational services under Sections 3.02 through 3.08.

10.05 Limitation on Fees and Expenses. All Front End Fees shall be reasonable and shall not exceed 18% of the Gross Proceeds of any offering, regardless of the source of payment. The percentage of Gross Proceeds of any offering committed to Investment in Company Assets shall be at least 82%. All items of compensation to underwriters or dealers, including, but not limited to, selling commissions, expenses, rights of first refusal, consulting fees, finders’ fees and all other items of compensation of any kind or description paid by the Company, directly or indirectly, shall be taken into consideration in computing the amount of allowable Front End Fees.

ARTICLE 11

OTHER SERVICES

Should (i) the Company request that the Advisor or any manager, officer or employee thereof render services for the Company other than as set forth in this Agreement or (ii) there are changes to the regulatory environment in which the Advisor or Company operates that would increase significantly the level of services performed such that the costs and expenses borne by the Advisor for which the Advisor is not entitled to separate reimbursement for personnel and related employment direct costs and overhead under Article 10 of this Agreement would increase significantly, such services shall be separately compensated at such rates and in such amounts as are agreed by the Advisor and the Independent Managers, subject to the limitations contained in the Operating Agreement, and shall be deemed to be “other services” pursuant to the terms of this Agreement.

ARTICLE 12

RELATIONSHIP OF ADVISOR AND COMPANY; OTHER ACTIVITIES AND OBLIGATIONS OF THE ADVISOR

12.01 Relationship. To the fullest extent allowed by law, the Company and the Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers. Nothing herein contained shall prevent the Advisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates. Nor shall this Agreement limit or restrict the right of any manager, director, officer, employee, or equityholder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other Person. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein. The Advisor shall promptly disclose to the Board of Managers the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other Person.

12.02 Time Commitment. The Advisor shall, and shall cause its Affiliates and their respective employees, officers and agents to, devote to the Company such time as shall be reasonably necessary to conduct the business and affairs of the Company in an appropriate manner consistent with the terms of this Agreement. The Company acknowledges that the Advisor and other Affiliates of TriLinc and their respective employees, officers and agents may also engage in activities unrelated to the Company and may provide services to Persons other than the Company or any of its Affiliates.

12.03 Investment Opportunities and Allocation. The Advisor shall be required to use commercially reasonable efforts to present a continuing and suitable investment program to the Company which is consistent with the investment policies and objectives of the Company, but neither the Advisor nor any Affiliate of the Advisor shall be obligated generally to present any particular investment opportunity to the Company even if the opportunity is of character which, if presented to the Company, could be taken by the Company. In the event an investment opportunity is located, the allocation procedure set forth under the caption “Conflicts of Interest —Allocation of Investment Opportunities” in any Prospectus (as may be amended from time to time) shall govern the allocation of the opportunity among the Company and Affiliates of the Advisor.

12.04 Representations of the Advisor. The Advisor represents to the Company that it will obtain any necessary licenses, permits or registrations to perform its obligations hereunder.

ARTICLE 13

THE TRILINC NAME

TriLinc and its Affiliates have a proprietary interest in the name “TriLinc”. TriLinc hereby grants to the Company a non-transferable, non-assignable, non-exclusive royalty-free right and license to use the name “TriLinc” during the term of this Agreement. Accordingly, and in recognition of this right, if at any time the Company ceases to retain TriLinc or an Affiliate thereof to perform the services of Advisor, the Company will, promptly after receipt of written request from TriLinc, cease to conduct business under or use the name “TriLinc” or any derivative thereof and the Company shall change the name of the Company to a name that does not contain the name “TriLinc” or any other word or words that might, in the reasonable discretion of TriLinc, be susceptible of indication of some form of relationship between the Company and TriLinc or any Affiliate thereof. At such time, the Company will also make any changes to any trademarks, servicemarks or other marks necessary to remove any references to the word “TriLinc”. Consistent with the foregoing, it is specifically recognized that TriLinc or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles and financial and service organizations having “TriLinc” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company.

ARTICLE 14

TERM AND TERMINATION OF THE AGREEMENT

14.01 Term. This Agreement shall have an initial term of one year from the date of the Agreement. This Agreement may be renewed for an unlimited number of successive one-year terms upon mutual consent of the parties. Any such renewal must be approved by a majority of the Independent Managers. The Company (through the Independent Managers) will evaluate the performance of the Advisor annually before renewing the Agreement, and each such renewal shall be for a term of no more than one year.

14.02 Termination by Either Party. This Agreement may be terminated upon 120 days’ written notice without cause or penalty by either party. If the Advisor fails to give such notice, the withdrawing Advisor shall pay all expenses incurred as a result of its withdrawal.

14.03 Termination by the Company. This Agreement may be terminated immediately by the Company upon (i) any fraudulent conduct, criminal conduct, willful misconduct or the negligent breach of fiduciary duty of or by the Advisor, (ii) a material breach of this Agreement by the Advisor not cured within 30 days after the Advisor receives written notice of such breach, or (iii) an event of the bankruptcy of the Advisor or commencement of any bankruptcy or similar insolvency proceedings of the Advisor.

14.04 Termination by the Advisor. This Agreement may be terminated immediately by the Advisor in the event of (i) the bankruptcy of the Company or commencement of any bankruptcy or similar insolvency proceedings of the Company, or (ii) any material breach of this Agreement by the Company not cured by the Company within 30 days after written notice thereof.

14.05 Payments on Termination and Survival of Certain Rights and Obligations.

(i) After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement.

(ii) The Advisor shall promptly upon termination:

(a) pay over to the Company all money collected pursuant to this Agreement, if any, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(b) deliver to the Managers a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Managers;

(c) deliver to the Managers all assets and documents of the Company then in the custody of the Advisor; and

(d) cooperate with the Company to provide an orderly transition of advisory functions.

Upon the expiration or termination of this Agreement, neither party shall have any further rights or obligations under this Agreement, except that Articles 13, 14, 16 and 17 shall survive the termination or expiration of this Agreement.

14.06 Other Matters. Upon termination of this Agreement, the Company may terminate the Advisor’s interest in the Company’s revenues, expenses, income, losses, distributions and capital by payment of an amount equal to the then present fair market value of the terminated Advisor’s interest, determined by agreement of the terminated Advisor and the Company. If the Company and the Advisor cannot agree upon such amount, then such amount will be determined in accordance with the then current rules of the American Arbitration Association. The expenses of such arbitration shall be borne equally by the terminated Advisor and the Company.

ARTICLE 15

ASSIGNMENT

This Agreement shall not be assigned by the Advisor without the consent of the Company, which consent shall be approved by a majority of the Independent Managers, provided that (a) the Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Company, and (b) the Advisor may assign or delegate any or all of its other rights or obligations to any subsidiary of the

Advisor, without obtaining the approval of the Company, if such assignment or delegation does not constitute an “assignment” within the meaning of the Investment Advisers Act of 1940. This Agreement shall not be assigned by the Company without the consent of the Advisor.

ARTICLE 16

INDEMNIFICATION AND LIMITATION OF LIABILITY

16.01 Indemnification by the Company. The Company shall indemnify and hold harmless the Advisor and its Affiliates, including their respective managers, officers, directors, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, subject to any limitations imposed by the laws of the State of Delaware and the Operating Agreement, provided that: (i) the Advisor and its Affiliates, as applicable, have determined that the course of conduct which caused the loss or liability was in the best interests of the Company, (ii) the Advisor and its Affiliates, as applicable, were acting on behalf of or performing services for the Company, (iii) the indemnified claim was not the result of negligence, misconduct, or fraud of the indemnified person or resulted from a breach of the agreement by the Advisor and (iv) in the event the loss, liability or expense arises from or out of an alleged violation of federal or state securities laws by the Advisor or its Affiliates, the conditions set forth in at least one of clauses (i), (ii) or (iii) of Section 17.2(b) of the Operating Agreement must be satisfied (deeming, for purposes of this Agreement, that the Advisor and its Affiliates are each an “Indemnitee” as such term is used in such clauses) for the Company to provide such indemnification. Any indemnification of the Advisor or its Affiliates may be made only out of the assets of the Company and not from the Members.

16.02 Indemnification by the Advisor. The Advisor shall indemnify and hold harmless the Company from contract or other liability, claims, damages, taxes or losses and related expenses, including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor’s or any Sub-Advisor’s bad faith, fraud, willful misconduct or reckless disregard of its duties, but the Advisor shall not be held responsible for any action of the Board of Managers in following or declining to follow any of the Advisor’s advice or recommendation. THE PARTIES HERETO INTEND THAT THE INDEMNITIES SET FORTH IN THIS AGREEMENT BE CONSTRUED AND APPLIED AS WRITTEN NOTWITHSTANDING ANY RULE OF CONSTRUCTION TO THE CONTRARY. WITHOUT LIMITING THE FOREGOING, THE INDEMNITIES SHALL, TO THE FULLEST EXTENT ALLOWED BY LAW, AND TO THE EXTENT PROVIDED IN THIS AGREEMENT, APPLY NOTWITHSTANDING ANY STATE’S “EXPRESS NEGLIGENCE RULE” OR SIMILAR RULE THAT WOULD DENY COVERAGE BASED ON AN INDEMNIFIED PERSON’S SOLE, CONCURRENT OR CONTRIBUTORY ACTIVE OR PASSIVE NEGLIGENCE OR STRICT LIABILITY OR GROSS NEGLIGENCE. IT IS THE INTENT OF THE PARTIES THAT, TO THE EXTENT PROVIDED IN THIS AGREEMENT, THE INDEMNITIES SET FORTH HEREIN SHALL, TO THE FULLEST EXTENT ALLOWED BY LAW, APPLY TO AN INDEMNIFIED PERSON’S SOLE, CONCURRENT OR CONTRIBUTORY ACTIVE OR PASSIVE NEGLIGENCE OR STRICT LIABILITY OR GROSS NEGLIGENCE. THE PARTIES AGREE THAT THIS PROVISION IS “CONSPICUOUS” FOR PURPOSES OF ALL STATE LAWS.

16.03 Advisor’s Liability

(i) Notwithstanding any other provisions of this Agreement, in no event shall the Company make any claim against Advisor or its Affiliates on account of any good faith interpretation by Advisor of the provisions of this Agreement (even if such interpretation is later determined to be a breach of this Agreement) or any alleged errors in judgment made in good faith and in accordance with this Agreement in connection with the operations of the Company hereunder by Advisor or the performance of any advisory or technical services provided by or arranged by the Advisor. The provisions of this Section 16.03(i) shall not be deemed to release Advisor from liability for its gross negligence.

(ii) The Company shall not object to any expenditure made by the Advisor in good faith in the course of its performance of its obligations under this Agreement or in settlement of any claim arising out of the operation of the Company unless such expenditure is specifically prohibited by this Agreement. The provisions of this Section 16.03(ii) shall not be deemed to release Advisor from liability for its gross negligence.

(iii) IN NO EVENT WILL EITHER PARTY BE LIABLE FOR DAMAGES BASED ON LOSS OF INCOME, PROFIT OR SAVINGS OR INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES OF THE OTHER PARTY OR PERSON, INCLUDING THIRD PARTIES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE, AND ALL SUCH DAMAGES ARE EXPRESSLY DISCLAIMED.

(iv) THE PARTIES HERETO INTEND THAT THE RELEASE FROM LIABILITY SET FORTH IN SECTION 16.03 BE CONSTRUED AND APPLIED AS WRITTEN NOTWITHSTANDING ANY RULE OF CONSTRUCTION TO THE CONTRARY. WITHOUT LIMITING THE FOREGOING, THE RELEASE FROM LIABILITY SHALL, TO THE FULLEST EXTENT ALLOWED BY LAW, APPLY NOTWITHSTANDING ANY STATE’S “EXPRESS NEGLIGENCE RULE” OR SIMILAR RULE THAT WOULD DENY COVERAGE BASED ON A PERSON’S SOLE, CONCURRENT OR CONTRIBUTORY ACTIVE OR PASSIVE NEGLIGENCE OR STRICT LIABILITY. IT IS THE INTENT OF THE PARTIES THAT, TO THE EXTENT PROVIDED IN SECTION 16.03, THE RELEASE FROM LIABILITY SET FORTH HEREIN SHALL, TO THE FULLEST EXTENT ALLOWED BY LAW, APPLY TO A RELEASED PERSON’S SOLE, CONCURRENT OR CONTRIBUTORY ACTIVE OR PASSIVE NEGLIGENCE OR STRICT LIABILITY. THE PARTIES AGREE THAT THIS PROVISION IS “CONSPICUOUS” FOR PURPOSES OF ALL STATE LAWS.

(v) NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS ARTICLE 16 OR ELSEWHERE IN THIS AGREEMENT SHALL CONSTITUTE A WAIVER BY THE COMPANY OF ANY OF ITS LEGAL RIGHTS UNDER APPLICABLE U.S. FEDERAL SECURITIES LAWS, OR ANY OTHER APPLICABLE LAWS, WHOSE APPLICABILITY IS LEGALLY PROHIBITED FROM BEING CONTRACTUALLY WAIVED.

ARTICLE 17

MISCELLANEOUS

17.01 Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Operating Agreement, or accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Company or the Managers:

TriLinc Global Impact Fund, LLC

1230 Rosecrans Ave, Suite 605,

Manhattan Beach, California 90266

Attention: Brent L. VanNorman

To the Advisor:

TriLinc Advisors, LLC

1230 Rosecrans Ave, Suite 605,

Manhattan Beach, California 90266

Attention: Gloria S. Nelund

Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 17.01.

17.02 Modification. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by all parties hereto, or their respective successors or assignees.

17.03 Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

17.04 Construction. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely in such state.

17.05 Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

17.06 Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

17.07 Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

17.08 Titles Not to Affect Interpretation. The titles of Articles and Sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

17.09 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

[The remainder of this page is intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Agreement as of the date and year first above written.

TRILINC ADVISORS, LLC

By:	/s/ GLORIA S. NELUND
Name:	Gloria S. Nelund
Title:	Chief Executive Officer

TRILINC GLOBAL IMPACT FUND, LLC

By:	/s/ GLORIA S. NELUND
Name:	Gloria S. Nelund
Title:	Chairman and Chief Executive Officer